Exhibit 99.1

November 14, 2011

Imperial Holdings, Inc. Announces Third Quarter 2011 Results

BOCA RATON, Fla.—Imperial Holdings, Inc. (NYSE: IFT) (“Imperial”), a specialty finance company providing liquidity solutions with a focus on individual life insurance policies and purchasing structured settlement payments, today announced financial results for its third quarter and nine months ended September 30, 2011.

Financial Results

Imperial reported a total loss of $1.8 million for the third quarter of 2011, compared to third quarter 2010 total income of $20.0 million. In the life finance segment, total income decreased by $22.3 million during the third quarter to a total loss of $5.5 million, compared to total income of $16.8 million for the same period in 2010. The decrease was primarily driven by a non-cash, unrealized change in fair value expense of $14.1 million in its investment in life settlements during the third quarter of 2011 compared to a $3.5 million non-cash unrealized change in fair value gain during the same period in 2010, resulting from a lower estimated fair value of these Level 3 assets due to a change in the discount rate in the Company’s fair value model. The decrease was also due in part to agency fee income, interest income and origination income declining in total by $4.5 million to $5.0 million during the third quarter of 2011 compared to $9.5 million during the third quarter of 2010. In the Structured Settlements segment, total income increased $137,000 during the third quarter of 2011 to $3.4 million from $3.2 million for the same period in 2010.

Total expenses were $18.6 million for the three months ended September 30, 2011 compared to total expenses of $26.8 million incurred during the three months ended September 30, 2010, a decrease of $8.2 million. Loss before income taxes for the three months ended September 30, 2011 was approximately $20.4 million compared to a loss before income taxes of $6.8 million for the three months ended September 30, 2010, an increase of $13.6 million.

Net loss for the three months ended September 30, 2011 was $12.6 million as compared to a net loss of $6.8 million for the three months ended September 30, 2010. Fully diluted earnings per share for the third quarter was a loss of $(0.59) compared to a loss per share of $(1.90) for the same period last year.

For the first nine months of 2011, the Company reported total income of $52.3 million, compared to total income of $60.4 million for the same period in 2010. Income before taxes was $836,000 for the first nine months of 2011 compared to a loss of $16.4 million during the same period last year, an increase of $17.2 million. Net loss was $516,000 for the first nine months of 2011 compared to a net loss of $16.4 million for the same period in 2010, an increase of $15.9 million. Total expenses were $51.5 million for the period compared to total expenses of $76.8 million incurred during the nine months ended September 30, 2010, a reduction of $25.3 million.

The Company had cash, cash equivalents and investment securities available for sale of approximately $95.1 million at September 30, 2011 compared to $131.4 million at the end of the second quarter 2011. The Company had a book value of $9.87 at September 30, 2011.

Government Investigation

On September 27, 2011, the Company learned of a government investigation of the Company and certain of the Company’s employees, including its chairman and chief executive officer and its president and chief operating officer, by the U.S. Attorney’s Office for the District of New Hampshire (“government investigation”). The Company has been informed that the focus of the government investigation concerns its premium finance loan business and the Company continues to cooperate with the government investigation. There can be no assurances that the ultimate outcome of the investigation will not result in administrative, civil or criminal actions against us or our employees.

Antony Mitchell, Chairman and Chief Executive Officer, commented, “As a result of the government investigation late in the third quarter we have initiated several internal measures to conserve cash while still being able to maintain our investment in life settlement assets. We made adjustments to account for their estimated fair value in the market today. We remain committed to preserving our assets and we will curtail cash deployment in life settlements for the remainder of the year.” Mr. Mitchell continued, “We are in the process of reevaluating our premium finance loan business and have suspended the origination of premium finance loans.”

Mr. Mitchell continued, “On the Structured Settlements side of the business, we continued to deliver strong transactional growth during the quarter, originating 211 transactions, a 53% increase over the third quarter of 2010. Since we have learned of the government’s investigation, there have been no advances made under our Structured Settlements financing facilities. We look to resolve the necessary banking relationships and financing arrangements needed to resume normal funding operations in the near future.”

Conference Call Information

Imperial will host a conference call Tuesday, November 15, 2011, at 9:00 a.m. ET to discuss its third quarter 2011 results. To listen to the live call, please dial (888) 437-9364 or log on to the investor relations page of the company’s website at www.imperial.com. In addition, an audio replay of the call will be available two hours after its conclusion and archived through November 29, 2011. This archived call may be accessed by dialing (877) 870-5176; replay pin number “4791826”.

About Imperial Holdings, Inc.

Imperial is a leading specialty finance company that, through its operating subsidiaries, provides customized liquidity solutions to owners of illiquid financial assets. Imperial’s primary operating units are Life Finance and Structured Settlements. In its Life Finance unit, Imperial provides premium finance loans to policyholders for the payment of premiums and purchases life insurance policies. In its Structured Settlements unit, Imperial purchases from individuals long-term annuity payments issued by highly rated U.S. domestic insurance companies. More information about Imperial can be found at www.imperial.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Imperial's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Imperial's periodic reports that are filed with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements attributable to Imperial or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.

Contact:

David Sasso

Imperial Holdings, Inc.

Director- Investor Relations

561.672.6114

IR@imperial.com

www.imperial.com

-SELECTED FINANCIAL TABLES FOLLOW-

Imperial Holdings, Inc. and Subsidiaries

CONSOLIDATED AND COMBINED BALANCE SHEETS

	September 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)
	(In thousands except share data)
ASSETS
Assets
Cash and cash equivalents	$18,840	$14,224
Restricted cash	691	691
Certificate of deposit — restricted	1,013	880
Investment securities available for sale, at estimated fair value	76,274	—
Agency fees receivable, net of allowance for doubtful accounts	301	561
Deferred costs, net	3,038	10,706
Prepaid expenses and other assets	2,109	1,868
Deposits on purchases of life settlements (life insurance policies)	1,083	—
Deposits — other	636	692
Interest receivable	7,848	13,140
Loans receivable, net	46,446	90,026
Structured settlement receivables, net	5,578	2,536
Investment in life settlements, at estimated fair value	91,967	17,138
Fixed assets, net	685	876
Investments in affiliates	1,341	79

Total assets	$257,850	$153,417

LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$3,117	$3,425
Accrued expenses — related parties	—	71
Payable for purchase of structured settlements	—	224
Other liabilities	1,614	7,913
Lender protection insurance claims received in advance	—	31,154
Interest payable	8,119	13,765
Interest payable — related parties	—	55
Notes payable and debenture payable, net of discount	28,178	89,207
Notes payable — related parties	—	2,402
Income taxes payable	6,295	—
Deferred tax liability	1,325	—

Total liabilities	48,648	148,216
Member units —preferred (zero and 500,000 authorized in the aggregate as of September 30, 2011 and December 31, 2010, respectively)
Member units — Series A preferred (zero and 90,796 issued and outstanding as of September 30, 2011 and December 31, 2010, respectively)	—	4,035
Member units — Series B preferred (zero and 25,000 issued and outstanding as of September 30, 2011 and December 31, 2010, respectively)	—	2,500
Member units — Series C preferred (zero and 70,000 issued and outstanding as of September 30, 2011 and December 31, 2010, respectively)	—	7,000
Member units — Series D preferred (zero and 7,000 issued and outstanding as of September 30, 2011 and December 31, 2010, respectively)	—	700
Member units — Series E preferred (zero and 73,000 issued and outstanding as of September 30, 2011 and December 31, 2010, respectively)	—	7,300
Member units — common (zero and 500,000 authorized; zero and 337,500 issued and outstanding as of September 30, 2011 and December 31, 2010, respectively)	—	11,462
Common stock (80,000,000 and zero authorized; 21,202,614 and zero issued and outstanding as of September 30, 2011 and December 31, 2010, respectively)	212	—
Additional paid-in-capital	237,346	—
Accumulated other comprehensive income	(44)	—
Accumulated deficit	(28,312)	(27,796)

Total stockholders’/members’ equity	209,202	5,201

Total liabilities and stockholders’/members, equity	$257,850	$153,417

Imperial Holdings, Inc. and Subsidiaries

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands, except share and per share data)
Agency fee income	$937	$1,382	$6,564	$9,099
Interest income	2,289	4,254	7,031	15,795
Origination fee income	1,753	3,837	5,858	16,728
Realized gain on sale of structured settlements	2,240	1,585	5,457	4,848
Realized gain on sale of life settlements	—	1,480	5	1,954
Gain on forgiveness of debt	198	2,435	4,880	6,968
Unrealized change in fair value of life settlements	(14,074)	3,501	14,811	3,300
Unrealized change in fair value of structured settlements	928	1,505	2,145	1,505
Servicing fee income	376	—	1,447	—
Gain on maturities of life settlements with subrogation rights, net	3,188	—	3,188	—
Other income	402	42	922	195

Total income (loss)	(1,763)	20,021	52,308	60,392

Interest expense	1,660	5,299	7,141	18,342
Interest expense — related parties	—	1,550	290	5,902
Provision for losses on loans receivable	3,583	495	3,712	3,514
Loss on loan payoffs and settlements, net	261	1,007	3,927	4,320
Amortization of deferred costs	1,409	10,968	4,913	22,601
Selling, general and administrative expenses	11,701	7,242	31,403	21,401
Selling, general and administrative — related parties	—	283	86	717

Total expenses	18,614	26,844	51,472	76,797

Income (loss) before income taxes	(20,377)	(6,823)	836	(16,405)
Provision (benefit) for income taxes	(7,827)	—	1,352	—

Net income (loss)	$(12,550)	$(6,823)	$(516)	$(16,405)

Earnings (loss) per share:
Basic	$(0.59)	$(1.90)	$(0.03)	$(4.56)

Diluted	$(0.59)	$(1.90)	$(0.03)	$(4.56)

Weighted average shares outstanding:
Basic	21,202,614	3,600,000	18,728,435	3,600,000

Diluted	21,202,614	3,600,000	18,728,435	3,600,000

The following table highlights certain selected operating data in our life finance segment for the periods indicated (in thousands except number of loans, percentage, age and life expectancy):

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Period Originations:
Number of loans originated (by type):
Type 1*	6	14	44	84
Type 2**	2	1	11	2
Principal balance of loans originated	$2,549	$2,788	$18,385	$18,245
Aggregate death benefit of policies underlying loans originated	$38,000	$62,500	$311,850	$417,275
Selling general and administrative expenses	$4,318	$2,574	$9,475	$7,313
Average Per Origination During Period:
Age of insured at origination	76.0	75.0	75.7	74.0
Life expectancy of insured (years)	13.8	14.1	14.5	14.1
Monthly premium (year of origination)	$7.3	$13.1	$11.2	$13.9
Death benefit of policies underlying loans originated	$4,750.0	$4,166.7	$5,376.7	$4,852.0
Principal balance of the loan	$318.7	$185.8	$334.3	$212.1
Interest rate charged	14.0%	11.5%	14.0%	11.5%
Agency fee	$117.6	$92.1	$110.2	$105.8
Agency fee as % of principal balance
Type 1*	43.4%	51.0%	39.0%	50.2%
Type 2**	29.1%	43.2%	20.7%	39.3%
Origination fee	$79.7	$76.5	$79.5	$88.5
Annualized origination fee as % of principal balance	18.9%	29.2%	24.3%	21.0%
End of Period Loan Portfolio
Loans receivable, net	$46,446	$121,564	$46,446	$121,564
Number of policies underlying loans receivable	179	426	179	426
Aggregate death benefit of policies underlying loans receivable	$868,752	$2,120,587	$868,752	$2,120,587
Number of loans with insurance protection	121	403	121	403
Loans receivable, net (insured loans only)	$29,923	$116,115	$29,923	$116,115
Average Per Loan:
Age of insured in loans receivable	75.2	74.3	75.2	74.3
Life expectancy of insured (years)	15.2	15.1	15.2	15.1
Monthly premium	$6.1	$6.7	$6.1	$6.7
Loan receivable, net	$277.7	$285.4	$277.7	$285.4
Interest rate	12.2%	11.3%	12.2%	11.3%
Period Acquisitions — Policies Owned
Number of policies acquired	52	20	131	20
Average age of insured at acquisition	78.4	78.1	78.2	78.1
Average life expectancy — Calculated LE (Years)	10.1	13.3	10.1	13.3
Average death benefit	5,547	4,858	5,056	4,858
Aggregate purchase price	24,451	2,986	50,155	2,986
Aggregate fair value at acquisition	31,675	7,292	80,004	7,292
Policies acquired, Percent of fair value paid	77.2%	40.9	62.7%	40.9
End of Period — Policies Owned
Number of policies owned	170	31	170	31
Average Life Expectancy — Calculated LE (Years)	10.5	13.6	10.5	13.6
Aggregate Death Benefit	853,492	131,632	853,492	131,632
Aggregate fair value	$91,967	$8,846	$91,967	$8,846
Monthly premium — average per policy	$11.0	$5.2	$11.0	$5.2

*	We define Type 1 loans as loans that are collateralized by life insurance policies that have been in force less than two years.
**	We define Type 2 loans as loans that are collateralized by life insurance policies that have been in force longer than two years.

The following table highlights certain selected operating data in our structured settlements segment for the periods indicated (dollars in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010

Period Originations:
Number of transactions	211	138	618	385
Number of transactions from repeat customers	78	48	218	96
Weighted average purchase discount rate	17.6%	20.1%	18.0%	19.3%

Face value of undiscounted future payments purchased	$26,033	$13,458	$67,749	$33,713
Amount paid for settlements purchased	$5,774	$2,959	$14,425	$9,099
Marketing costs	$1,806	$1,168	$4,266	$3,561
Selling, general and administrative (excluding marketing costs)	$5,095	$1,957	$10,969	$5,294
Average Per Origination During Period:
Face value of undiscounted future payments purchased	$123.4	$97.5	$109.6	$87.6
Amount paid for settlement purchased	$27.4	$21.4	$23.3	$23.6
Time from funding to maturity (months)	147.9	147.3	151.9	134.3
Marketing cost per transaction	$8.6	$8.5	$6.9	$9.2
Segment selling, general and administrative (excluding marketing costs) per transaction	$24.2	$14.2	$17.8	$13.8
Period Sales:
Number of transactions originated and sold	178	72	586	291
Realized gain on sale of structured settlements	$2,243	$1,585	$5,460	$4,848
Average sale discount rate	10.6%	9.6%	10.3%	9.1%